UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in Its Charter)

THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. WESTERN ACQUISITIONS L.P. WESTERN INVESTMENTS INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

The Lion Fund L.P. (“Lion Fund”) and Western Sizzlin Corp. (“Western Sizzlin”), together with the other participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of two nominees as directors at the next annual meeting of stockholders (the “Annual Meeting”) of The Steak n Shake Company (the “Company”).  Lion Fund and Western Sizzlin have filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1.    Communication to shareholders to be mailed and posted on www.enhancesteaknshake.com:

STEAK N SHAKE SHAREHOLDERS: REASONS TO VOTE
ONLY THE GOLD PROXY CARD

•
Institutional Shareholder Services (ISS) recommended on February 26, 2008 that shareholders should vote the GOLD card and ignore the white card. ISS said in their report, “[T]he company’s stock price and operating margins have underperformed its peer group over the last five year period. Additionally, the market seems to have little confidence in the current board’s ability to execute its turnaround plan....”

•
Glass Lewis & Co. recommended on February 25, 2008 that shareholders should vote the GOLD card in favor of The Lion Fund nominees because “the current board has done little to hold executives accountable for the long-term performance of the business. Moreover, the directors have taken recent action to entrench themselves on the board. As such, we believe that new independent voices are needed on the Steak n Shake board to effect change.”

•
The board’s rhetoric will not conceal its dismal record. Nothing said or written can disguise the obvious fact that the board has failed to make money for Steak n Shake’s shareholders. The record below speaks for itself. (To avoid disagreement with the Company on the selection of a comparable peer group, we purposely selected the S&P Restaurant Index because the Company selects it in its public filings.)

Relative Shareholder Returns
	Total Shareholder Returns
	10–year	5-Year	3-Year

Steak n Shake	(32.7%)	(12.1%)	(56.5%)
S&P Restaurant Index	184.4%	222.8%	48.4%

Note: All share prices used to calculate Total Shareholder Returns are as of February 22, 2008. Source: Research Data Group

•
In contrast, our involvement in two other restaurant companies, Western Sizzlin Corp. and Friendly Ice Cream Corp., has generated substantial shareholder value. At Western Sizzlin, our cumulative return on investment from the beginning in mid 2005 until the present is approximately 110%. Our investment in Friendly yielded a return of approximately 80% in over a one-year holding period. In both situations, we entered the stock with a long-term mindset and never sold a share in the public market. With Friendly, the company was sold with our consent to a private equity firm because the price, in our assessment, reflected full value. Our decision, we determined, was in the best interest of all shareholders. Consequently, we have the experience and expertise to serve knowledgeably and to explore all avenues to begin generating returns for all shareholders of The Steak n Shake Company.

•
The current board members have clearly failed to adequately address the problems confronting the company, and if we allow them to continue, in our view, the company will continue to suffer and shareholders will lose even more money. Current members of the board and management are pursuing all avenues to win your votes. They are doing their best to turn the spotlight away from their poor performance. In the final analysis, they have destroyed value, and the board must be held responsible for the company’s regrettable long-term record.

•	Our interests are aligned with yours. As one of the largest shareholders of the firm, we seek to make money with you, not off you.

•
We urge you to vote the GOLD card and NOT to sign any white proxy card sent to you by Steak n Shake. Even if you have sent a white proxy card to Steak n Shake, you have every right to change your vote. You may revoke that proxy and vote FOR our nominees, Biglari and Cooley, by signing, dating, and mailing the enclosed GOLD proxy card in the enclosed postage-paid envelope.

•
Please vote each GOLD proxy card you receive since each account must be voted individually. Remember: Since you will be receiving multiple mailings, only your latest dated proxy counts. To ensure accuracy, please do not delay your vote.

If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO., LLC at (800) 607-0088
E-mail: enhancesteaknshake@morrowco.com

Shareholder Meetings

Place: Marriott Indianapolis Downtown
Address: 350 West Maryland Street, First Floor

Shareholder Gathering, March 6, 2008 at 6:00 pm

Shareholder Annual Meeting, March 7, 2008 at 1:30 pm

To RSVP for the Shareholder Gathering on March 6, 2008, call (800) 607-0088 or e-mail rsvp@enhancesteaknshake.com